Exhibit 99.1

News Release

Contact:	Investor Relations & Corporate Communications
Metabasis Therapeutics, Inc.
(858) 622-2223

METABASIS THERAPEUTICS REPORTS 2008 FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

SAN DIEGO, CA – March 30, 2009 – Metabasis Therapeutics, Inc. (Nasdaq: MBRX), a biopharmaceutical company focused on innovative therapies for metabolic diseases including hyperlipidemia and diabetes, today announced financial results for the fourth quarter and year ended December 31, 2008.

The net loss for the fourth quarter ended December 31, 2008 was $9.8 million, or $0.28 per share, compared to a net loss of $10.9 million, or $0.35 per share, for the fourth quarter ended December 31, 2007. The net loss for the year ended December 31, 2008 was $42.3 million, or $1.25 per share, compared to a net loss of $41.8 million, or $1.37 per share, for the year ended December 31, 2007.

The net cash usage for the year ended December 31, 2008 was $20.8 million and the Company ended the year with cash, cash equivalents and securities available-for-sale totaling $21.6 million.

Strategic Objectives

In the first quarter of 2009, Metabasis restructured the Company and established a new strategic plan where Metabasis intends to add capital through the establishment of one or more new strategic collaborations, the achievement of milestones on its existing strategic collaborations, and/or through potential equity financings or other funding sources. As a result, the Company has focused its resources and efforts towards the following strategic objectives:

•	Complete a 12-week Phase 2a proof-of-concept clinical trial on MB07811 and announce top-line results by year end;

•	Establish a strategic partnership for MB07803;

•	Establish a strategic partnership for the glucagon antagonist program; and

•	Achieve at least one research milestone from existing strategic partnerships with Merck & Co. and Roche.

Furthermore, as part of Metabasis’ near-term focus, the Company has not committed resources to its other clinical and discovery programs and instead will seek to secure additional financial resources through the establishment of new strategic collaborations or through a sale of one or more of the following programs:

•	Pradefovir, a product candidate that has completed a 48-week Phase 2b clinical trial in patients with hepatitis B and is ready for Phase 3 clinical trials;

•	MB07133, a product candidate that has completed a Phase 1/2 clinical trial in patients with hepatocellular carcinoma; and

•	Discovery-stage programs, which have completed proof-of-concept pre-clinical studies.

“Metabasis underwent significant restructuring at the end of 2008 and early 2009 in an effort to extend the Company’s operating runway and consequently enhance its ability to achieve several near-term value-driving milestones,” said Dr. Mark Erion, president, chief executive officer and chief scientific officer. “As part of the restructuring we developed a strategic plan that focuses our resources primarily on MB07811, our liver-targeted thyroid receptor-beta selective agonist for the treatment of hyperlipidemia, and expect to deliver top-line results for a 12-week Phase 2a proof-of-concept clinical trial of MB07811 in approximately 80 patients with elevated LDL-cholesterol by year end. This Phase 2a proof-of-concept trial is expected to build on the results obtained in 2008 from our 14-day Phase 1b trial that showed that MB07811 significantly reduced LDL-cholesterol, triglycerides and the atherogenic lipoprotein, Lp(a), in subjects with mildly elevated LDL-cholesterol without affecting cardiac parameters. The Phase 2a proof-of-concept trial is also expected to assess whether the mild, dose-related effects on liver enzymes and the dose-related mean shifts in thyroid hormones observed in the Phase 1b trial are reduced with longer treatment duration. Our commitment to this Phase 2a proof-of-concept trial and to on-going efforts focused on the identification of a second generation compound is based on our belief that this class of drugs is capable of producing a unique lipid-lowering profile that could benefit patients that fail to meet target lipid levels on statin therapies, or have elevations in both LDL-cholesterol and triglycerides, or cannot take statins.”

Dr. Mark Erion further stated “Another important element of our strategic plan is the decision to establish a strategic partnership on MB07803 and have that partner fund further development of this product candidate. Key to initiating these discussions was the completion of a 14-day clinical trial in patients with poorly controlled type 2 diabetes and numerous pre-clinical studies designed to assess potential differences between MB07803 and the first generation FBPase inhibitor, CS-917, on lactate metabolism. Both were completed in March of 2009 and both provided data that we believe will help us to secure a strategic partnership for MB07803.”

“In addition to our work on MB07811 and MB07803, we are excited by the considerable progress we have made on our discovery programs. We believe we are well positioned to receive one or more milestone payments in 2009 from our partnered programs with Merck and/or Roche, as well as to enter into new partnerships. Our glucagon antagonist program has received considerable interest from large-cap pharmaceutical companies, and based on these discussions and the advancements we have made toward a glucagon antagonist development compound, we are optimistic about the potential to complete a partnership on this program.”

“We believe that completion of the Phase 2a proof-of-concept trial for MB07811, achievement of near-term research milestones with our strategic partners and establishment of one or more new strategic partnerships have the potential to produce value-driving milestones and to create significant shareholder value.”

2008 and 2009 Year to Date Highlights

MB07811 (hyperlipidemia)

•

The Company successfully completed a 14-day, Phase 1b multiple-dose clinical trial in 56 subjects with mild hypercholesterolemia for MB07811, its liver-targeted thyroid receptor-beta agonist product candidate. The results of the trial showed that MB07811 was safe and well tolerated over the range of doses studied (0.25 to 40 mg). Furthermore, MB07811 treatment led to statistically significant and dose-related reductions in the levels of low-density lipoprotein cholesterol (LDL-C), fasting triglycerides as well as Lp(a). No apparent cardiac effects were observed, including no differences in heart rate, heart rhythm or blood pressure between subjects treated with MB07811 and placebo. Mild increases in liver enzymes and dose-related mean shifts in thyroid hormone levels were observed at the higher doses of MB07811.

•

Four articles on MB07811 were published in peer-reviewed journals covering the design of MB07811 and pre-clinical findings demonstrating liver targeting, cholesterol lowering in combination with statins, and reduction of liver fat in obese mice.

MB07803 (type 2 diabetes)

•

The Company successfully completed a 28-day Phase 2a initial proof-of-concept clinical trial in 105 patients with type 2 diabetes for MB07803, its second generation fructose-1,6-bisphosphatase (FBPase) inhibitor product candidate for the treatment of type 2 diabetes. The results showed that in this clinical trial, MB07803 was safe and well tolerated. Furthermore, MB07803 treatment led to a clinically and statistically significant reduction in fasting plasma glucose at Day 28 versus placebo.

•

The results of the Phase 2a initial proof-of-concept clinical trial were presented by Dr. Alan Garber at The World Congress on Controversies to Consensus in Diabetes, Obesity and Hypertension held in Barcelona in November 2008.

•

Based on the favorable safety profile observed in the Phase 2a initial proof-of-concept clinical trial and the Company’s experience with this drug class, the Company initiated a clinical trial in which MB07803 was administered using a new tablet formulation twice-daily for 14 days to patients with poorly controlled type 2 diabetes. In the trial, MB07803 treatment resulted in dose-related, clinically meaningful and statistically significant reductions in day long glycemia at all doses evaluated (50 mg, 200 mg and 400 mg, twice-daily). In addition, clinically and statistically significant reductions in fasting plasma glucose (FPG) were observed at the two highest doses. MB07803 was considered safe at all doses tested and well tolerated up to 200 mg twice-daily. Five patients had glucose levels that gradually decreased to less than 60 mg/dL predominantly during the latter stages of an 18-hour fast with one patient showing symptoms consistent with hypoglycemia. This patient also had 3 nonconsecutive, asymptomatic elevations of lactate when glucose levels were less than 60 mg/dL. No patient in the trial experienced lactic acidosis.

•

Pre-clinical studies identified a difference between MB07803 and the first generation FBPase inhibitor, CS-917, that might translate to an improved safety profile for MB07803. The difference is related to a metabolite found in humans at high levels following treatment with CS-917. The metabolite was shown to inhibit mitochondrial function and alter lactate metabolism at concentrations within the range of those observed in humans. The metabolite may be a significant contributing factor in the two cases of lactic acidosis observed during co-administration of CS-917 and metformin. MB07803 generates a similar metabolite in humans but at 100-fold lower levels than CS-917, and at concentrations not expected to affect mitochondrial function.

Pradefovir (hepatitis B)

•

Pradefovir is a HepDirect prodrug of a potent anti-viral agent that completed a 48-week Phase 2b trial in patients with chronic hepatitis B with promising results. In 2007, development of pradefovir was stopped and the rights for pradefovir returned to Metabasis from its partners, Schering Corporation and Valeant, following treatment-related tumor findings in the two-year carcinogenicity studies in rats and mice. In 2008, Metabasis convened a scientific advisory panel to provide an independent review of these findings. The scientific advisory panel concluded that there was an acceptable margin of safety for the pradefovir dose projected for a Phase 3 clinical trial. The results from the carcinogenicity studies were submitted to the FDA and were analyzed by the Executive Carcinogenicity Assessment Committee (CAC). Based on advice from the CAC and after reviewing the animal data, the FDA concurred with the high multiple of human exposure at which any effects or potential effects occurred, and requested that Metabasis submit protocols for the FDA to review in order to resume clinical trials. Accordingly, given these results and the significant antiviral activity demonstrated in the Phase 2b trial, Metabasis plans to seek a partner to advance pradefovir into Phase 3.

Discovery Programs

•

The Company established a two-year collaboration with Roche in which Metabasis’ HepDirect liver-targeting technology is being applied to Roche’s proprietary lead nucleosides for the treatment of hepatitis C. Under the terms of the agreement, Metabasis received an upfront payment of $10 million and is eligible for up to $193 million in additional payments as well as royalties on net sales of any marketed product resulting from the collaboration.

•

The Company’s three-year collaboration with Merck was extended to a fourth year in mid-2008. The collaboration is focused on the discovery of AMP-activated protein kinase activators for the treatment of type 2 diabetes.

•

Metabasis has made good progress on several of its discovery programs, including programs with its strategic partners. These advances are expected to result in the identification of at least two new product candidates in 2009.

2008 Fourth Quarter and Year End Results

Revenues for the fourth quarter and year ended December 31, 2008 were $1.8 million and $4.8 million, respectively, compared to $1.3 million and $9.0 million, respectively, for the same periods in 2007. The $0.5 million increase in revenues for the fourth quarter ended December 31, 2008 as compared to the same period in 2007 was mainly due to the increase in revenue recognized from the Roche collaboration established in August 2008. The $4.2 million decrease in revenues for the year ended December 31, 2008 as compared to the same period in 2007 was mainly due to lower license fees and sponsored research revenues as a result of the completion of the sponsored research term of the Company’s collaboration with Idenix in October 2007, the termination of its collaboration with Schering Corporation for hepatitis B and a decrease in the Merck AMPK license fee revenue recognized as a result of the extension of the research term through June 2009. These reductions were partially offset by revenue recognized in connection with the Roche collaboration established in August 2008.

Research and development expenses for the fourth quarter and year ended December 31, 2008 were $8.5 million and $36.4 million, respectively, compared to $9.5 million and $40.9 million, respectively, for the same periods in 2007. The $1.0 million and $4.5 million decreases in research and development expenses for the fourth quarter and year ended December 31, 2008 as compared to the same periods in 2007 was mainly due to decreases in clinical and development expenses related to the MB07803, MB07811 and MB07133 programs.

General and administrative expenses for the fourth quarter and year ended December 31, 2008 were $3.0 million and $10.8 million, respectively, compared to $3.2 million and $12.4 million, respectively, for the same periods in 2007. The $0.2 million decrease in general and administrative expenses for the fourth quarter ended December 31, 2008 as compared to the same period in 2007 was mainly due to the reversal of the annual management cash bonuses which was partially offset by increased severance and other termination benefits associated with the Company’s November 2008 restructuring. The $1.6 million decrease in general and administrative expenses for the year ended December 31, 2008 as compared to the same period in 2007 was mainly due to decreases in occupancy and non-cash depreciation expenses due to a change in the allocation rate of these costs and the reversal of the annual management cash bonuses which was partially offset by increased severance and other termination benefits associated with the Company’s November 2008 restructuring.

Metabasis had cash, cash equivalents and securities available-for-sale as of December 31, 2008 of $21.6 million, compared to $42.4 million as of December 31, 2007. The decrease of $20.8 million was primarily due to the use of cash for operations, net of proceeds received from financing activities and the upfront license fee received from Roche. Metabasis intends to add capital in 2009 through the achievement of milestones on its existing strategic collaborations, the establishment of one or more new strategic collaborations, and/or through potential equity financings, or other funding sources. However, excluding all future cash inflows except contractually obligated proceeds from existing strategic collaborations, the Company’s cash, cash equivalents and securities available-for-sale are estimated to support on-going operations into July 2009.

Nasdaq Marketplace Rule 4350(b)(1)(B)

The Company has received from its independent registered public accounting firm an explanatory paragraph in its report on the Company’s 2008 financial statements related to uncertainty in the Company’s ability to continue as a going concern. There can be no assurance that the Company will be able to secure strategic collaborations, to achieve milestones under existing collaborations, or to raise additional funds from the potential sale of equity or other funding sources in the future to continue operations and implement its strategy, which would have an adverse effect on the Company’s on-going business and operations.

Conference Call Details

Metabasis will host a conference call and live webcast at 4:30 pm Eastern Time on Monday, March 30, 2009 to discuss the Company’s financial results for the fourth quarter and full year ended December 31, 2008.

To participate in the live call by telephone, please dial 800-901-5241 from the U.S. or 617-786-2963 for international callers. Please specify to the operator “Metabasis” when asked for a passcode. In addition, the live conference call is being webcast and can be accessed on the Metabasis website at www.mbasis.com, under the Investors section, and will be archived there for 30 days following the call. Please connect to the Metabasis website several minutes prior to the start of the call to ensure adequate time for any software download that may be necessary.

About Metabasis (www.mbasis.com):

The Company is a biopharmaceutical company committed to the discovery, development and commercialization of novel drugs for metabolic diseases using its proprietary technology and its knowledge of processes and pathways within the liver that are useful for liver-selective drug targeting and treatment of metabolic diseases. The Company has established a broad pipeline of product candidates and advanced discovery programs targeting large markets with significant unmet needs. The Company’s product pipeline includes clinical-stage product candidates and advanced discovery programs for the treatment of metabolic diseases such as diabetes and hyperlipidemia, as well as product candidates and advanced discovery programs for the treatment of liver diseases such as hepatitis and primary liver cancer. All of the Company’s product candidates were developed internally using its proprietary technology and know-how.

Forward-Looking Statements:

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the timing and results of Metabasis’ anticipated clinical trials; Metabasis’ ability to raise additional funds through establishing additional strategic partnerships or the potential sale of equity and other funding sources; anticipated milestone payments pursuant to existing strategic partnerships; expected financial results for fiscal 2009; Metabasis’ product pipeline, capabilities and long term goals; the status of on-going and future partnering activities, and the impact of the reorganization and reduction in force, including the Company’s ability to reach milestones and recommend compounds for clinical development notwithstanding the reduction in force. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to Metabasis’ ability to obtain additional financing to support its operations; the progress and timing of clinical trials for Metabasis’ product candidates; the fact that positive results from preclinical studies and early clinical trials does not necessarily mean later clinical trials will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’ product candidates; serious adverse side effects or inadequate efficacy of, or serious adverse events related to, Metabasis’ product candidates or proprietary technologies; the risk that Metabasis will not be able to build more value or retain rights for direct commercialization of its product candidates; Metabasis’ dependence on its licensees and collaborators for the clinical development and registration of, as well as information relating to, certain of its product candidates; potential conflicts with collaborators that could delay or prevent the development or commercialization of Metabasis’ product candidates; the scope and validity of intellectual property protection for Metabasis’ product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis’ ability to generate financing through partnerships; Metabasis’ ability to maintain compliance with Nasdaq Global Market or Capital Market continued listing requirements; and other factors discussed in the “Risk Factors” section of Metabasis’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. All forward-looking statements are qualified in their entirety by this cautionary statement. Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Metabasis Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

	December 31, 2008	December 31, 2007
Assets:
Current assets:
Cash and securities available-for-sale	$21,599	$42,438
Other current assets	1,091	1,157

Total current assets	22,690	43,595
Property and equipment, net	4,779	6,356
Other assets	273	172

Total assets	$27,742	$50,123

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable and accrued liabilities	$4,330	$8,115
Other current liabilities	9,568	3,412

Total current liabilities	13,898	11,527
Long-term liabilities	10,463	6,495
Stockholders' equity	3,381	32,101

Total liabilities and stockholders' equity	$27,742	$50,123

Metabasis Therapeutics, Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(unaudited)
Revenues:
Sponsored research	$768	$585	$2,466	$3,398
License fees	1,011	751	2,344	5,301
Other revenue	—	—	—	320

Total revenues	1,779	1,336	4,810	9,019

Operating expenses:
Research and development	8,464	9,478	36,356	40,915
General and administrative	3,004	3,158	10,751	12,442

Total operating expenses	11,468	12,636	47,107	53,357

Loss from operations	(9,689)	(11,300)	(42,297)	(44,338)
Total interest (expense) income, net	(149)	421	(17)	2,539

Net loss	$(9,838)	$(10,879)	$(42,314)	$(41,799)

Basic and diluted net loss per share	$(0.28)	$(0.35)	$(1.25)	$(1.37)

Shares used to compute basic and diluted net loss per share	35,044	30,690	33,779	30,587